UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12.
Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 25, 2005, Vestin Fund II, LLC issued the following statement to certain Nevada publications in response to a press release delivered by Robert Leeper to various publications on July 25, 2005:
Vestin Fund II, LLC currently has pending before the Securities and Exchange Commission a proxy statement/prospectus relating to its proposed conversion into a real estate investment trust. The proxy statement/prospectus is still under SEC review and has not been publicly disseminated to the company’s members.
Vestin has become aware that Robert Leeper and Kenneth D. Klaas have been publicly disseminating information about the proposed REIT conversion that the company believes is incomplete and misleading and that they may be soliciting votes in favor of an alternative proposal to liquidate the company. Mr. Leeper and Mr. Klaas have not filed any documents with the SEC in connection with their public statements.
Upon completion of the SEC review process of the proxy statement/prospectus, the company will mail to each member a copy of the definitive proxy statement/prospectus. The definitive proxy statement/prospectus will contain detailed information about the REIT conversion and the reasons why management believes alternatives such as a liquidation of the company are not in the best interests of members. We strongly urge members to read carefully the entire definitive proxy statement/prospectus when it becomes available as it will contain important information. These documents, and other information filed by the company will also be available free of charge on the SEC’s website at http://www.sec.gov.
The manager for the company, Vestin Mortgage, Inc., and its directors, officers and employees may be soliciting proxies from the company’s members in favor of the proposed REIT conversion. Information concerning persons who may be considered participants, in the solicitation under the rules of the SEC is set forth in the proxy statement filed with the SEC.